Exhibit 10.4

Independent Auditors’ Consent

To the Directors of United Utilities PLC:

We consent to the incorporation by reference in the registration statement (No. 333-13182) on Form S-3 of United Utilities PLC of our report dated 31 May 2002, with respect to the consolidated balance sheets of United Utilities PLC and subsidiaries as of March 31, 2002 and 2001, and the related consolidated profit and loss accounts, cash flow statements, statements of total recognised gains and losses and reconciliation of movements in equity shareholders’ funds for each of the years in the two-year period ended 31 March 2002, before the restatement explained in note 1(a), which report appears in the 31 March 2003, annual report on Form 20-F of United Utilities PLC.

KPMG Audit Plc

Chartered Accountants, Registered Auditor
Manchester, England

9 June 2003